UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 17, 2012

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 6700 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On April 17, 2012, each outstanding share of our 8% Automatically Convertible Preferred Stock (the “preferred stock”) converted into 10,000 shares of our common stock. Accordingly, 44,444,511 shares of our common stock were issued upon conversion of 4,444.4511 shares of our preferred stock. HALRES, LLC (formerly called Halcón Resources LLC) (“HALRES”), our majority stockholder, approved the issuance of common stock upon conversion of the preferred stock by written consent in lieu of a stockholders’ meeting on February 29, 2012.

Following the conversion of the preferred stock, we currently have approximately 143.8 million shares of common stock outstanding, compared to approximately 99.4 million shares of common stock outstanding as of April 10, 2012. Prior to the conversion of our preferred stock, HALRES held 73,333,334 shares, or about 74%, of our common stock. As a result of the conversion of our preferred stock, HALRES owns approximately 51% of our outstanding common stock. Giving effect to the exercise of warrants to purchase 36,666,667 shares of our common stock held by HALRES and conversion of a senior convertible note into 61,111,111 shares of our common stock owned by HALRES, HALRES would own approximately 71% of our common stock.

The common stock issued upon conversion of the preferred stock was issued in reliance upon the exemptions from registration provided in Regulation D, Rule 506, under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The preferred stock was issued and sold by us on March 5, 2012 pursuant to a previously announced private placement (i) to certain institutional “accredited investors” (as defined in Rule 501(a) under the Securities Act), who either (a) are “qualified institutional buyers” as defined in Rule 144A under the Securities Act or (b) own and invest on a discretionary basis, for their own accounts or the accounts of others, an amount of securities equal to at least $25 million (calculated in accordance with the provisions of Rule 144A) and (ii) to certain other accredited investors specifically approved by us and the placement agents. We received gross proceeds of approximately $400 million, and incurred placement agent fees totaling approximately $14 million and associated expenses of approximately $425,000, in connection with this private offering. The preferred stock converted automatically on the 20th calendar day after March 28, 2012, which is the day we mailed a definitive information statement to each of our common stockholders notifying them that HALRES had consented to the issuance of the shares of common stock upon conversion of the preferred stock. Additional information regarding the private placement of our preferred stock can be found in the definitive information statement on Schedule 14C filed with the SEC on March 26, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

April 23, 2012	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer